AMENDMENT TO THE
ETF SERIES SOLUTIONS
TRANSFER AGENT SERVICING AGREEMENT

  THIS AMENDMENT dated as of the 22nd day of August, 2013, to the Transfer Agent Servicing Agreement, dated as of  May 16, 2012, as amended (the "Agreement"), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of ETF Series Solutions:

Exhibit C, the Vident International Equity Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full forceand effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF SERIES SOLUTIONS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael A. Castino	By: /s/ Michael L. Ceccato

Name: Michael A. Castino	Name: Michael L. Ceccato

Title: President	Title: Senior Vice President

Exhibit C to the ETF Series Solutions Transfer Agent Servicing Agreement

Name of Series
Vident International Equity Fund

Base fee for USBFS Fund Accounting, Fund Administration, Chief Compliance Officer, Transfer Agent/Shareholder & Account Services, Custody and Distribution

Based on average net assets (i.e. “AUM”) of the ETF, the greater of…

5 basis points on the first $__ million
3.5 basis points on the balance

Or,

$__ (Year 1 50% discount minimum fee of $__)
$__ (Year 2 25% discounted minimum fee of $__)

Out-Of-Pocket Expenses
Including but not limited to intraday indicative value (IIV) agent fees, corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc), postage, stationery, programming and development, web maintenance and data feeds, special reports, proxies, insurance, EDGAR/XBRL filing, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, telephone toll-free lines, service/data conversion, special reports, record retention, disaster recovery charges, NSCC activity charges, data communication and implementation charges, postage/stationary charges, reverse stock splits, tender offers, travel, and conversion expenses (if necessary).

*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit C.

Exchange Traded Concepts, LLC
By: /s/ J. Garrett Stevens

Printed Name: J. Garrett Stevens

Title: Chief Executive Officer	Date: 9/3/13